Exhibit 99.1

Core-Mark Announces a New $30 Million Share Repurchase Program

South San Francisco, California - May 25, 2011 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that its Board of Directors has authorized the Company to repurchase up to $30 million of the Company's common stock.

“The Board's action is a clear sign of its continued confidence in Core-Mark's ability to consistently generate free cash flow,” said Michael Walsh, President and Chief Executive Officer of Core-Mark. “While we continue to selectively invest in growth initiatives, including attractive acquisitions that meet our high standards for appropriate returns, we have the financial capacity to also fund share repurchases, which creates additional shareholder value.”

Under the new program, the Company is authorized to repurchase shares, from time to time, through solicited or unsolicited transactions in the open market, in privately negotiated transactions or pursuant to a Rule 10b5-1 plan. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors. This new program replaces the Company's previous share repurchase program.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 28,000 customer locations in the U.S. and Canada through 25 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Forward Looking Statements

Certain information contained in this news release may constitute forward-looking statements, including statements relating to the projected amount of stock that may be repurchased under the new program, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on any forward-looking statements.  The information in this release speaks only as of the date of this release.  Core-Mark will not necessarily update the information in the future, except as required by law.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com